Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 21, 2023 relating to the financial statements of Resideo Technologies, Inc. and the effectiveness of Resideo Technologies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Resideo Technologies, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
November 1, 2023